Exhibit 99.1

Pacific Energy Development Closes Acquisition of Additional Interests in the Niobrara Play

September 27, 2012 – PEDEVCO Corp., d/b/a Pacific Energy Development (OTBCC: PEDO) (the “Company”), an energy company focusing on shale oil and gas development and production in the U.S. and the Pacific Rim, today announced the acquisition of additional oil and gas leases by its affiliate which increases the acreage position held in the Niobrara play by approximately 50%.

Frank C. Ingriselli, the Company’s President and CEO commented, “We are pleased to be able to scale up our ownership interest in the Niobrara formation and we look forward to expanding our development program in the Niobrara to include development of this new acreage.”

The additional acreage (with a 100% working interest and 80% net revenue interest), was acquired in Morgan and Weld Counties, Colorado, and was made by the Company’s affiliate, Condor Energy Technology LLC (which is 20% owned by the Company).

These Morgan and Weld County properties have the potential for production from multiple pay zones, including the Niobrara, Greenhorn, Atoka, Codell, J-Sand and D-Sand formations. This area is especially prospective for the horizontal Niobrara zone, which will be the Company’s focus, and is in close proximity to the Company’s first horizontal well, FFT2H, which was completed in July 2012 with an initial production rate of 437 barrels of oil equivalent per day from the Niobrara formation as reported to the State of Colorado.

For more information on the Company, please visit the Company’s corporate website at www.pacificenergydevelopment.com.

About PEDEVCO Corp. (d/b/a Pacific Energy Development)

PEDEVCO Corp., d/b/a Pacific Energy Development (OTCBB: PEDO) is a publicly-traded energy company engaged in the acquisition and development of strategic, high growth energy projects, including shale oil and gas assets, in the United States and Pacific Rim countries.  The Company’s producing assets include its Niobrara asset located in the DJ Basin in Colorado, the Eagle Ford asset in McMullen County, Texas, and North Sugar Valley Field located in Matagorda County, Texas.  The Company is headquartered in Danville, California, and also has an office in Beijing, China.

Media Contact:

Bonnie Tang
PR@pacificenergydevelopment.com
Tel: 1.855.733.3826 Ext 21

Investor Relations Contact

Liviakis Financial Communications, Inc.
john@liviakis.com
Tel: 415.389.4670